Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the inclusion in this Registration Statement of Focus Impact Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-255448) of our report dated April 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Focus Impact Acquisition Corp. as of March 15, 2021 and for the period from February 23, 2021 (inception) through March 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, New York
July 15, 2021